As filed with the Securities and Exchange Commission on June 25, 2009

Registration No. 333-130558

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE ROYAL BANK OF SCOTLAND GROUP plc

Scotland	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

RBS Gogarburn

PO Box 1000

Edinburgh EH12 1HQ

United Kingdom

(Address of Principal Executive Offices)

The Royal Bank of Scotland Group plc Medium-term Performance Plan
The Royal Bank of Scotland Group plc 1999 Executive Share Option Scheme
(Full Title of the Plan)

Citizens Financial Group

One Citizens Plaza

Providence, RI 02903

(Name and Address of Agent for Service)

(401) 456-7000

(Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Thomas B. Shropshire, Jr.

Linklaters LLP

One Silk Street

London, EC2Y 8HQ, United Kingdom
011 44 20 7456 2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares of 25 pence each to be issued under the Medium-term Performance Plan	17,693,892	$0.622	(2)	$11,005,600.82	(2)	$614.11

(1)              Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that may become issuable under its Medium-term Performance Plan or its 1999 Executive Share Option Scheme as a result of any stock split, stock dividend or similar transaction.

(2)           Stated for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, as amended. Such price has been computed based on the average of the high and low sales prices for American depositary shares of The Royal Bank of Scotland Group plc on the New York Stock Exchange on June 19, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 21, 2005 (Registration Statement No. 333-130558) (the “Registration Statement”) is being filed to register an additional 17,693,892 ordinary shares of The Royal Bank of Scotland Group plc (the “Registrant”) in connection with its Medium-term Performance Plan (the “MPP”).

In addition, the Registrant has amended the MPP, and is filing such amended MPP herewith.

On September 25, 2008, the Registrant filed a Post-Effective Amendment No. 1 to the Registration Statement to register additional shares under the MPP and to note certain other increases in the number of shares registered for issuance under the MPP and its 1999 Executive Share Option Scheme.

The contents of the Registration Statement and the Post-Effective Amendment No. 1 to the Registration Statement are otherwise incorporated by reference into this Post-Effective Amendment No. 2 to the Registration Statement, except as described herein. Required opinions, consents and signatures are included in this amendment.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 727 of the United Kingdom Companies Act 1985 has been replaced by Section 1157 of the United Kingdom Companies Act 2006.

“(1)     If in proceedings for negligence, default, breach of duty or breach of trust against —

(a)     an officer of a company, or

(b)     a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)     If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)     he may apply to the court for relief, and

(b)     the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)     Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

ITEM 8.     EXHIBITS.

4.	Memorandum and Articles of Association of The Royal Bank of Scotland Group plc.

5.	Opinion of Dundas & Wilson CS LLP, counsel to Registrant, as to the legality of the securities being registered.

23.	Consent of Deloitte & Touche LLP.

24.	Power of Attorney.*

99.1	The Royal Bank of Scotland Group plc Medium-term Performance Plan.

99.2	The Royal Bank of Scotland Group plc 1999 Executive Share Option Scheme.**

* Previously included on the signature page of the Registration Statement.

** Previously filed as an exhibit to Registration Statement No. 333-115726 (and incorporated by reference in the Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edinburgh, Scotland, on June 24, 2009.

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:	/s/ Miller McLean
Name:	Miller McLean
Title:	Group General Counsel and Group Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities as of the date indicated above.

Name	Title

Chairman
Philip Hampton

/s/ Stephen Hester	Director and Group Chief Executive (Principal Executive Officer)
Stephen Hester

/s/ Gordon Pell	Director and Deputy Chief Executive
Gordon Pell

/s/ Guy Whittaker	Director and Group Finance Director (Principal Financial and Accounting Officer)
Guy Whittaker

/s/ Colin Alexander Mason Buchan	Director
Colin Alexander Mason Buchan

/s/ Sir Sandy Crombie	Director
Sir Sandy Crombie

/s/ Archibald Sinclair Hunter	Director
Archibald Sinclair Hunter

Name	Title

/s/ Joseph Patrick MacHale	Director
Joseph Patrick MacHale

/s/ John McFarlane	Director
John McFarlane

/s/ Arthur Ryan	Director
Arthur Ryan

/s/ Donald J Barry, Jr.	Authorized U.S. Representative
Donald J Barry, Jr.